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                                                                 Exhibit 10.30

                            STOCK PURCHASE AGREEMENT



         AGREEMENT, dated as of January 3, 1997 by and between VALMONT INDUSTRIES, INC., a Delaware corporation ("Seller") and CHICAGO MINIATURE LAMP, INC., an Oklahoma corporation ("Buyer").

RECITALS:

         This Agreement is made with reference to the following facts and circumstances:

         (a) Valmont Electric, Inc., a Delaware corporation ("the Company") produces, markets and sells ballasts for the lighting industry (the "Business").

         (b) Seller owns all of the issued and outstanding capital stock of the Company.

         (c) Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company for the consideration and upon the terms and conditions hereinafter set forth.

AGREEMENT:

         In consideration of the foregoing recitals and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows.

         1. SALE AND PURCHASE OF STOCK. Subject to the terms and conditions contained herein, at Closing (as defined in Section 3), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, accept and acquire (in its own name or through a wholly-owned subsidiary) all of the shares of common stock of the Company ("Purchased Stock").


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         2.        PURCHASE PRICE; PAYMENT.

         2.1 PURCHASE PRICE. The purchase price payable by Buyer for the Purchased Stock (the "Purchase Price") shall be an amount equal to Twenty-Five Million Dollars ($25,000,000) plus (or minus) the amount by which Closing Equity (as defined below) is greater than (or less than) Thirty-Seven Million Three Hundred Seventy-Three Thousand Dollars ($37,373,000). "Closing Equity" shall mean the consolidated stockholders equity of the Company (plus any net intercompany amounts due to Seller that are forgiven pursuant to Section 12.2 hereof) as reflected in the Closing Balance Sheet (as defined in Section 4.1).

         2.2 PAYMENT. Twenty-five Million Dollars ($25,000,000) of the Purchase Price (the "Estimated Amount") shall be paid by wire transfer of immediately available funds on the Closing Date (as defined in Section 3). The balance of the Purchase Price, if any, shall be paid on the Settlement Date (as defined in Section 4.2).

         3. CLOSING. Subject to the terms and conditions contained in this Agreement, the closing of the transactions contemplated hereby (the "Closing") will occur at the offices of McGrath, North, Mullin & Kratz, P.C., or by fax or mail if practical, as soon as practical following satisfaction of the conditions set forth in Sections 9 and 10 below, or at such other place or time or on such other date as the parties hereto may mutually agree (the "Closing Date"). Closing shall be effective as of 5:01 p.m. central time on the Closing Date (the "Effective Time").





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         3.1       BUYER'S OBLIGATION AT CLOSING.  At the Closing, Buyer shall:

                   3.1.1        PURCHASE PRICE.  Pay to Seller the Estimated
                                Amount.

                   3.1.2 LEGAL OPINION. Cause to be delivered to Seller the legal opinion of Bingham, Dana & Gould LLP, counsel for Buyer, in a form mutually acceptable.

                   3.1.3 CERTIFICATE. Execute and deliver the certificate contemplated in Section 9.3.

                   3.1.4 TRANSITION AGREEMENT. Execute and deliver the Transition Agreement (as defined in Section 4.6).

         3.2 SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall:

                   3.2.1 STOCK CERTIFICATES. Deliver, or cause to be delivered, to Buyer or its nominees a certificate or certificates representing all of the Purchased Stock and all shares of CCC (as defined in Section 6.1) not held by the Company (as to the latter in compliance with all applicable Mexican laws and formalities), duly endorsed to the Buyer or its nominees, free and clear of liens and encumbrances.

                   3.2.2 LEGAL OPINION. Cause to be delivered to Buyer the legal opinion of McGrath, North, Mullin & Kratz, P.C., counsel for Seller, in a form mutually acceptable.

                   3.2.3 CERTIFICATE. Execute and deliver the certificate contemplated in Section 8.3.





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                   3.2.4        TRANSITION AGREEMENT.  Execute and deliver the
                                Transition Agreement.

                   3.2.5 RESIGNATIONS. Deliver the resignations of all officers and directors of the Company and the Subsidiaries, other than those (if any) whom Buyer has indicated in writing need not resign.

                   3.2.6 CORPORATE RECORDS. Deliver to Buyer the original minute books, stock record books, and other corporate records of the Company and each of the Subsidiaries.

         4.        POST CLOSING MATTERS.

         4.1       CLOSING BALANCE SHEET.

                   4.1.1 YEAR-END AUDIT. As soon as practicable following the Closing Date, Seller shall prepare and cause to be delivered to Buyer an audited consolidated balance sheet of the Company and the Subsidiaries as of December 28, 1996 (the "1996 Audited Balance Sheet") and the related statements of income, stockholders equity and cash flows for the year then ended (collectively, the "1996 Audited Financial Statements"), together with the report of Deloitte & Touche LLP ("Deloitte") in customary form stating that such consolidated financial statements present fairly, in all material respects, the financial position of the Company and the Subsidiaries as of December 28, 1996, and the results of their operations and their cash flows for such year in conformity with generally accepted accounting principles (the "Deloitte Report"). The incremental cost of such preparation and audit shall be shared equally by Buyer and Seller.





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                   4.1.2        CONSENT.  Seller hereby consents to Buyer's use
                                of the 1996 Audited Financial Statements subject, however, to Buyer obtaining consent from Deloitte. Seller will cooperate with, and use reasonable efforts to assist, Buyer in its efforts to obtain consent from Deloitte to use the 1996 Audited Financial Statements and the Deloitte Report. Buyer shall pay any out-of-pocket costs associated with obtaining such consent from Deloitte (including all costs and charges of Deloitte).

                   4.1.3 PREPARATION. As soon as practicable following the Closing Date (and, in any event, after delivery to Buyer of the 1996 Audited Financial Statements and the Deloitte Report), Seller shall prepare and deliver to Buyer the special purpose consolidated balance sheet of the Company and its Subsidiaries (as defined in Section 6.1) as at the Effective Time (the "Preliminary Balance Sheet"). Buyer shall provide to Seller, and shall cause the Company and the Subsidiaries to provide to Seller, such assistance and access to books and records as is necessary to timely prepare and deliver the Preliminary Balance Sheet, including but not limited to access to the Company's and the Subsidiaries' employees and books and records. The Preliminary Balance Sheet shall be prepared in accordance with generally accepted accounting principles, applied in a manner consistent with the 1996 Audited Balance Sheet; provided, however, (i) no accrual or reserve shall be made with respect to any current Income Taxes (as hereinafter defined at Section
                                6.11.3 hereof) payable, deferred Income Taxes or with respect to any other liabilities of the Company retained or indemnified by Seller, (ii) the aggregate reserve for warranty claims shall be fixed at $2,874,000 and the aggregate reserves with respect to obsolete and slow-moving inventory shall be fixed at $2,084,000, (iii) no assets (or reserves with respect thereto)





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                                shall be reflected that are transferred to
                                Seller pursuant to Section 8.1(e), (iv)
                                all amounts owing by, or owed to, the Company and/or the Subsidiaries in respect of intercompany accounts with Seller and/or any of its Affiliates shall be forgiven and treated as part of contributed capital and (v) if the Settlement (as defined in Section 8.5.1) occurs prior to Closing, the amount of the EBT Payment (as defined in Section 8.5.2), less the amount of the EBT Accrual (as defined in Section 8.5) shall be treated as an asset of the Company. Each party shall make available all documents or records reasonably requested by the other (or its accountants) to permit the preparation and review of the Preliminary Balance Sheet.

                   4.1.4 OBJECTIONS. Within 20 business days following receipt thereof, Buyer shall submit to Seller in writing any objections that it may have to the Preliminary Balance Sheet. Such notice shall specify in reasonable detail the nature and basis of each such objection. Buyer and Seller shall use reasonable efforts to resolve such objections within 45 business days following receipt by Seller of such objections; failing which, such objections shall be submitted to Arthur Andersen, LLP (the "Arbitrator") within ten days following such 45-day period, for resolution pursuant to binding arbitration. The Arbitrator as soon as practicable thereafter will resolve all such objections and report such resolution to the parties in writing. Each party shall pay one-half of the costs of the arbitration, provided, that each party shall pay the fees and expenses of its own counsel and accountants. Upon the parties agreement to, or the resolution in accordance with this paragraph of, such objections, Seller shall incorporate such resolutions into the Preliminary Balance Sheet and shall deliver to Buyer such resulting balance sheet (the "Closing





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                                Balance Sheet") which shall then be final and
                                binding for purposes of this Agreement.

         4.2 SETTLEMENT OF PURCHASE PRICE. On the second business day following (i) the expiration of 20 business days following receipt by Buyer of the Preliminary Balance Sheet, if Buyer shall not have notified Seller of objections thereto within such 20 business day period, or (ii) in any other case, receipt by Buyer of the Closing Balance Sheet pursuant to
                   Section 4.1 (in either case, the "Settlement Date"), Buyer shall pay to Seller an amount equal to the excess of the Purchase Price over the Estimated Amount, or Seller shall pay to Buyer an amount equal to the excess of the Estimated Amount over the Purchase Price, as the case may be, in either case with interest at an annual rate of six percent (6%) per annum from the Closing Date through the date of payment. The payment required to be made pursuant to this
                   Section 4 shall be made by wire transfer of immediately available funds.

         4.3       INSURANCE MATTERS.

                   4.3.1 COVERAGE. Buyer acknowledges that the Company and the Subsidiaries are covered by certain insurance policies and insurable risk programs made available through Seller. As of the Effective Time, such coverage shall be discontinued.

                   4.3.2 INSURANCE CLAIMS. The parties acknowledge that certain claims resulting from occurrences prior to Closing may be subject to coverage under Seller's existing insurance program, policies or agreements. From and after Closing, the Company and the Subsidiaries shall be entitled to submit such claims to Seller with respect to which insurance coverage existed under third party insurance policies maintained by Seller applicable to the Company





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                                and the Subsidiaries prior to the Closing,
                                which claims Seller shall forward to its insurance carriers, and Buyer shall ensure that the Company and the Subsidiaries do not submit claims directly to any such insurance carrier. Subject to the provisions of Section 12 hereof, in no event shall Seller be responsible or liable for such claims if not paid or covered by insurance. Subject to the provisions in
                                Section 12, the Buyer and/or the Company shall be obligated to pay and be responsible for any deductible or self-insured retention with respect to such claims.

                   4.3.3 DEFENSE OF CLAIMS. Buyer and the Company (including the Company's employees) shall cooperate fully with Seller and its insurance carriers in connection with such claims and the defense thereof, shall make all records and personnel available at no cost to Seller and its insurance carriers which are reasonably necessary for handling such claims and defense, and shall not take any action detrimental to such defense. Seller shall keep Buyer informed with respect to such matters and shall consult and cooperate with Buyer in connection therewith.

         4.4 TRADEMARK AND TRADE NAME. Seller specifically and exclusively retains, and Buyer acknowledges that it will not acquire, and that neither the Company nor any Subsidiary owns, any right, title or interest to the trade name "Valmont" (or derivations thereof) or to any logos or trademarks related thereto. Buyer agrees that promptly after Closing it will cause the Company to change its name to eliminate the name "Valmont" and, subject to the provisions of the Transition Agreement (as defined in Section 4.6) to discontinue the use of any advertising or other form of media that uses or references any such names or logos. Buyer further agrees that as soon as practicable, but in no event longer than three (3) months after the Closing Date, it shall remove all outside signs





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                   which refers to Valmont, and, subject to the provisions of the Transition Agreement (as defined in Section 4.6) each of Buyer and Seller shall take all such other action as may be reasonably necessary on its part to dissociate the "Valmont" name and Seller with the operations of the Company and the Subsidiaries after Closing.


         4.5 RECORD RETENTION. Buyer will cause all material books and records of the Company and the Subsidiaries (the "Records") to be retained for seven (7) years after Closing. During such term, Buyer shall allow Seller and its representatives access to inspect or copy the Records during normal business hours upon reasonable prior notice. In the event Buyer intends to destroy any Records at the end of such seven-year term, Buyer shall first notify Seller at which time Seller shall have the right to remove the Records at its own cost.

         4.6 TRANSITION SERVICES. At Closing, Buyer shall execute the Transition Services Agreement attached hereto as Exhibit 4.6 (the "Transition Agreement").

         5.        EMPLOYEE MATTERS.

         5.1 GENERAL. As of the Effective Time, Buyer will cause the Company and its Subsidiaries to continue to employ then existing employees ("Company Employees") as at-will employees on terms and conditions then existing, subject, however, to the provisions set forth below, and subject to changes as may be made by Buyer or the Company after the Effective Time. Notwithstanding anything herein to the contrary, Buyer, the Company and the Subsidiaries shall honor and be responsible for all employee benefits that the Company Employees are entitled to the extent accrued on the Closing Balance Sheet. Subject to Section 12, Buyer, the Company and the Subsidiaries shall be responsible for any and all liabilities, obligations and claims of any kind arising out of employment (or termination of employment, whether actual or





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                   constructive) of the Company Employees on or after the
                   Closing Date, including, but not limited to, any severance, termination pay, or similar obligations with respect to employees terminated (whether actually or constructively) at or after the Effective Time or resulting from the change in any benefits provided to the Company Employees, provided, however, none of Buyer, the Company or the Subsidiaries shall have any liability in respect of any of the benefit plans described in Sections 5.2 and 5.3.

         5.2 401(K) PLANS. As of the Effective Time, Company Employees shall cease to actively participate in the Valmont Employee Retirement Savings Plan (the "401(k) Plan") and, except for contributions due in respect of services performed through the Effective Time, no further contributions shall be made to the 401(k) Plan for the benefit of Company Employees. As of the Closing Date, the interests of the Company Employees in the 401(k) Plan shall be one hundred percent (100%) vested and shall be fully nonforfeitable. In addition, Seller shall make all basic and supplemental contributions to such plan for Company Employees, for the fiscal year ended December 28, 1996.

         5.3 HEALTH WELFARE PLANS. The parties acknowledge that the Company Employees participate in Seller's health and welfare benefit plans and programs. As of the Effective Time, Company Employees shall cease to participate in such health and welfare plans and programs. Subject to the provisions of Section 5.5 below, Buyer shall cause such Company Employees to be permitted to participate in Buyer's employee benefits plans as promptly as possible following the Closing.

         5.4 WARN. Buyer shall be responsible for, and shall indemnify and hold Seller harmless against and in respect of any liability, loss, claim, damage or deficiency that arises pursuant to the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101-2109) or any similar foreign, state





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                   or local laws or ordinances on account of, or in connection with, the termination (whether actual or constructive) of employees at or after the Effective Time. Seller shall be responsible for, and shall indemnify and hold harmless Buyer, the Company, and the Subsidiaries against and in respect of any such liability, loss, claim, damage, or deficiency to the extent caused by or arising out of termination of employees occurring before the Effective Time.

         5.5 BUYER PLANS. Buyer shall cause prior periods of service with the Seller, Company and the Subsidiaries to count for purposes of eligibility and vesting under any benefit plans provided to Company Employees after Closing. With respect to currently insured employees of the Company and the Subsidiaries, Buyer shall not permit the health and welfare plans of the Company and the Subsidiaries adopted in substitution for Seller's health and welfare plans to impose any additional waiting period requirements or any similar requirements and Buyer shall use its best efforts to cause to be waived any pre-existing condition requirements, evidence of insurability and similar provisions under such plans, except to the extent that Seller's health and welfare plans would have applied any such provisions to any such Company Employees had the sale of the Purchase Stock not occurred. After Closing, Buyer shall also use its best efforts to cause the Company and the Subsidiaries to apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Company Employee prior to Closing under welfare benefit plans of Seller during the then-current plan year.

         5.6 COOPERATION. The parties shall cooperate with each other to provide any information, filings or notices as appropriate with respect to this Section 5. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) as needed to cease the benefit accruals.





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         5.7       SATISFACTION OF CLOSING CONDITIONS.  Each of the parties
                   shall use its best efforts to cause the satisfaction, on or before the Closing Date, of such of the conditions precedent to the other party's obligations hereunder as impose obligations on such party or require actions on its part.

         5.8 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, and in any event immediately prior to the Closing, Seller shall promptly advise the Buyer in writing of any matter hereafter arising or becoming known to it that, if existing, occurring, or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is necessary to correct any information in the Disclosure Schedule that is or has become inaccurate. No such disclosure shall be taken into account in determining whether the conditions to Buyer's obligations to consummate the transactions hereby contemplated have been satisfied.

         6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to and with Buyer, both as of the date hereof and as of the Effective Time, as set forth below. Such representations and warranties are made subject to those matters set forth in the Seller Disclosure Schedule dated as of the date hereof and delivered as a separate document but incorporated herein by this reference (the "Disclosure Schedule"), provided, that the representation(s) and warranty(ies) to which each such exception relates is (are) specifically identified (by cross-reference or otherwise) in the Disclosure Schedule as being qualified by such exception, or the relevance of such exception is apparent on the face of the disclosure of such exception set forth in the Disclosure Schedule.

         6.1 ORGANIZATION, GOOD STANDING AND CORPORATE POWER. The Company, CCC de Mexico, S.A. de C.V. ("CCC") and VBT, Inc. ("VBT") (CCC and VBT are herein sometimes referred to individually as a "Subsidiary" and collectively as the "Subsidiaries") are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation





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                   and each has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company and each Subsidiary is qualified to conduct its business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a material adverse effect on the consolidated business or operations of the Company and the Subsidiaries.

         6.2 ARTICLES AND BY-LAWS. Seller has previously furnished to Buyer complete and correct copies of (a) the Certificates of Incorporation of the Company and VBT as amended, certified by the Secretary of State of Delaware; (b) the By-Laws of the Company and the Subsidiaries as in effect on the date hereof, certified by the Secretary of the Company; (c) the Articles of Incorporation of CCC, as amended, certified by the Commercial Registry of Mexico; and (d) the minute books and stock records of the Company and the Subsidiaries. Such documents have not been further amended and are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provisions thereof.

         6.3 CORPORATE AUTHORIZATION; BINDING EFFECT. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller (including approval by Seller's board of directors and (if necessary) stockholders) and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. Seller has previously furnished Buyer with a copy of the resolutions of Seller's Board of Directors authorizing the transactions contemplated herein, certified by the Secretary or any Assistant Secretary of Seller.

         6.4 EFFECT OF AGREEMENT. Subject to compliance with the HSR Act (as defined below) and compliance with any applicable Mexican anti-trust laws, the execution, delivery and performance of this Agreement and the consummation





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                   of the transactions contemplated hereby will not, with or
                   without the giving of notice or the lapse of time or both,
                   (a) violate any provision of law, statute, rule or regulation to which Seller, the Company or any Subsidiary is subject; (b) violate any judgment, order, writ or decree of any court applicable to Seller, the Company or any Subsidiary; or (c) result in the material breach of, or conflict in any material respect with, any term, covenant or condition of, result in the modification or termination of, constitute a material default under, or result in the creation or imposition of any lien, security interest or encumbrance upon any of the Company's or any Subsidiary's assets, pursuant to Seller's, the Company's or any Subsidiary's respective charter documents, or any material contract or material agreement to which Seller, the Company or any Subsidiary is a party.

         6.5 NO GOVERNMENT OR THIRD-PARTY AUTHORIZATION REQUIRED. Except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, authorization or approval of, or exemption by, or filings with, any governmental, public or self-regulatory body or authority or any other Person (as defined in Section
                   14.14 hereof) is required in connection with the execution, delivery and performance of this Agreement by Seller.

         6.6 NO OPTIONS, WARRANTS, RIGHTS. The authorized and issued capital stock of the Company and the Subsidiaries is set forth in the Disclosure Schedule. Prior to Closing, Seller shall cause the stock of CCC held by Seller to be transferred to the Company. Any transfer taxes with respect to the transfer of CCC's shares shall be paid by Seller.
                   All such shares are duly authorized, validly issued, fully paid and nonassessable and free and clear of any and all liens and/or encumbrances and owned by the entities listed in the Disclosure Schedule. Except as described in the Disclosure Schedule, neither the Company nor any Subsidiary has any outstanding or authorized options, warrants or any other





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                   agreements of any character obligating it to issue any
                   shares of its capital stock or any securities convertible into or evidencing the right to purchase any shares of its capital stock. Neither Seller nor the Company is a party to any agreements, arrangements or understandings with respect to the voting, transfer or assignment of the Purchased Stock.

         6.7 TITLE TO COMPANY SHARES. Seller is the lawful and equitable owner of all of the shares of Purchased Stock, free and clear of all liens, claims, options, charges and encumbrances. The shares of Purchased Stock constitute all of the authorized, issued and outstanding shares of capital stock of the Company.

         6.8 NO SUBSIDIARIES. Except for the Subsidiaries, the Company does not control or own (legally and/or beneficially) any interest in any corporation, partnership, limited liability company or other entity (whether as direct subsidiaries or through intervening subsidiaries).

         6.9 FINANCIAL STATEMENTS. Seller has heretofore delivered to Buyer copies of the unaudited consolidated balance sheets of the Company and the Subsidiaries as of November 30, 1996, December 30, 1995 and December 31, 1994, and the related statements of income, stockholders equity and cash flows for the respective eleven-month period and years then ended (individually, the "Interim Financial Statements," "1995 Financial Statements" and "1994 Financial Statements," respectively, and collectively, the "Financial Statements"). Subject to the exceptions set forth in the Disclosure Schedule, the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company at their respective dates and the results of its operations and its cash flows for the respective eleven-month period and years then ended in conformity with generally accepted accounting principles, consistently applied.





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

         6.10 CONDUCT OF BUSINESS SINCE DECEMBER 30, 1995. Since December 30, 1995:

                   6.10.1 The Company and the Subsidiaries have conducted their consolidated operations, in all material respects, in the ordinary course of business consistent with past practices.

                   6.10.2 Other than personal property or inventory purchased, sold, leased or consumed in the ordinary course of business consistent with past practices and other than the transfer of the "Danville Property" (as defined in Section 8.1.1(e)) to Seller, neither the Company nor any Subsidiary has purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets.

                   6.10.3 The Company has not declared or paid any dividend on, or made any other distribution or payment (whether cash or in kind) in redemption or otherwise in respect of, any shares of stock or other securities (other than through settlements of the intercompany accounts).

                   6.10.4 Except in the ordinary course of business consistent with past practice or as required by any written employment agreement entered into before December 31, 1995, there has been no material increase or other material change made in the rate or nature of the compensation, including wages, salaries and bonuses, which has been paid, or will be paid or payable, by the Company or any Subsidiary to any of its directors, officers or employees.

                   6.10.5 There has been no material adverse change in the consolidated financial condition, results of operations, business or operations of the Company and the Subsidiaries.

         6.11      TAXES AND TAX RETURNS.

                   6.11.1       GENERAL TAX REPRESENTATIONS.

                                  (i)      The Company and each Subsidiary has
                                           duly filed (or has been included in)
                                           all material federal, state, local
                                           and foreign Tax returns required to
                                           be filed and the Company and the
                                           Subsidiaries have duly paid all
                                           Taxes (as defined below) which are
                                           due and payable pursuant to such
                                           returns;

                                  (ii)     All deficiencies asserted as a
                                           result of all foreign, if any, U.S.
                                           federal, state and local Tax
                                           examinations and relating to the
                                           Company or any Subsidiary have been
                                           paid, fully settled or, with respect
                                           to non-Income Taxes, adequately
                                           provided for as a current Tax
                                           liability in the books and records
                                           of the Company or such Subsidiary;

                                  (iii) There are no pending examinations or claims asserted for Taxes of the Company or any Subsidiary or outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of the Company or any Subsidiary for any period or any pending Tax litigation or proceedings relating to the Company or any Subsidiary;

                                  (iv)     Neither the Company nor any
                                           Subsidiary has filed either a
                                           consent to the application of
                                           Section 341(f) of the Code (as
                                           defined below) or an election to be
                                           treated as a small business
                                           corporation under Subchapter S of
                                           the Code; and

                                  (v)      The Company and each Subsidiary has
                                           complied in all material respects
                                           for all prior and current periods
                                           with the Tax withholding provisions
                                           of all applicable federal, state,
                                           local and other laws.

                                  (vi)     None of the Company or the
                                           Subsidiaries has been a United
                                           States real property holding
                                           corporation within the meaning of
                                           Code Section 897(c)(2), during the
                                           applicable period specified in Code
                                           Section 897(c)(1)(A)(ii).

                                  (vii)    None of the property owned or used
                                           by the Company or the Subsidiaries
                                           is subject to a tax benefit transfer
                                           lease executed in accordance with
                                           Section 168(f)(8) of the Internal
                                           Revenue Code of 1954, as amended by
                                           the Economic Recovery Tax Act of
                                           1981.

                                  (viii)   Except as set forth in the
                                           Disclosure Schedule, none of the
                                           property owned by the Company or the
                                           Subsidiaries is "tax-exempt use
                                           property" within the meaning of
                                           Section 168(h) of the Code.

                                  (ix)     None of the Company or the
                                           Subsidiaries has made any payments,
                                           is obligated to make any payments,
                                           or is a party to any agreement that
                                           under certain circumstances could
                                           obligate it to make any payments,
                                           that will not be deductible under
                                           Code Section 162(m) or 280G.

                   6.11.2 TAXES SINCE DECEMBER 30, 1995. Since December 30, 1995, neither the Company nor any Subsidiary has incurred any material

                                Tax liability other than Taxes incurred
                                in the ordinary and regular course of its business.

                   6.11.3       DEFINITIONS.  For purposes of this Agreement,
                                (i) the term "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll, withholding, franchise, duties, business occupation, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign authority (including Mexico or any political subdivision or agency thereof), government or subdivision or agency thereof whether computed on a consolidated, unitary, combined, separate or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as any primary or secondary liability for taxes (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any state, local or foreign analog thereof); (ii) the term "Tax Return" shall mean any report, return or other document or information required by law to be supplied to a taxing authority in connection with Taxes; (iii) the term "Income Taxes" shall mean all federal, state, local, foreign and other governmental Taxes imposed on or with respect to gross or net income; and (iv) the term "Code" means the Internal Revenue Code of 1986, as amended.

         6.12 PROPERTIES. The Disclosure Schedule sets forth the following information:

                   6.12.1 A list identifying all real estate owned or leased by the Company or any Subsidiary (collectively, the "Real Property").

                   6.12.2 A description of any equipment lease related to equipment or vehicles leased by the Company or any Subsidiary that requires an annual aggregate lease payment in excess of $50,000, or that has a remaining term in excess of two (2) years and was not entered into in the ordinary course of business.

                   The Company and each Subsidiary, as the case may be, has good title to all property reflected in its books and records as owned, and the Company and each Subsidiary, as the case may be, has valid leasehold interest in all leased Real Property and leased personal property. The properties and assets owned by the Company and any Subsidiary are subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens for real property taxes not delinquent or being contested in good faith and, in either case, for which adequate provision has been made, statutory mechanics and material man's liens on the real estate for work or goods supplied thereto in the ordinary course of business, liens, covenants, restrictions, easements and encumbrances disclosed on the public record, and such other exceptions as are disclosed in the Disclosure Schedule. The Company has received no notice from public authority having jurisdiction over such matters that there is currently existing any material violation of any building code, zoning ordinance or similar laws or regulations pertaining to Real Property or improvements owned by the Company or any Subsidiary. The Seller has furnished to Buyer copies of all leases referred to in the Disclosure Schedule.

         6.13 LICENSES, PERMITS AND ORDERS. To Seller's knowledge, the Company and each Subsidiary has all material registrations, approvals, licenses and other permits (collectively, the "Permits") which are necessary for the operation of its business as now being conducted. To Seller's knowledge, neither the Company nor any Subsidiary is in material breach or operating in material violation of any such Permits or any condition to the grant or continued effectiveness thereto. To Seller's knowledge, such Permits will be in full force and effect immediately following the Effective Time.

         6.14 DIRECTORS, OFFICERS. The Disclosure Schedule contains a complete and accurate list of all officers and directors of the Company and each Subsidiary. Buyer acknowledges that Seller will retain and close all bank accounts and lock box accounts presently used by the Company and the Subsidiaries.

         6.15 LITIGATION. The Disclosure Schedule contains a list of each pending lawsuit, claim, administrative proceeding, arbitration or governmental investigation to which the Company or any Subsidiary is a party. To the knowledge of Seller, there are no other claims, legal actions or governmental investigations threatened against the Company or any Subsidiary which are reasonably likely to have a material adverse effect on the Company's consolidated business. There are no orders, decrees, judgments or agreements with any court or governmental authority to which the Company or any Subsidiary is a party or, to Seller's knowledge, by which the Company's or any Subsidiary's operations or assets are bound.

         6.16 PROPRIETARY RIGHTS. The Disclosure Schedule sets forth a list of all patents, trademarks, trade names, service marks, copyrights and pending applications for any of the foregoing that are material to the Company's and the Subsidiaries' operations (the "Proprietary Rights"). The Company or the Seller, as the case may be, owns those issued registrations and those applications for registrations listed in the Disclosure Schedule and has not sold, transferred, licensed or encumbered any such issued registrations or applications. Seller shall transfer to the Company any such registrations or applications owned by Seller, other than the "Valmont Electric" and "Valmont Electric plus design" marks which shall be retained by Seller. To Seller's knowledge, all such issued registrations are valid and subsisting. To the knowledge of Seller, there are no impediments to the Company's and the Subsidiaries' continued right to use without additional consideration the Proprietary Rights and other material trade secrets currently used in their business. Neither the Company nor any Subsidiary is bound by nor a party to any options, licenses or agreements that affect the Company's or the Subsidiaries' current use of the Proprietary Rights or other material trade secrets. Neither the Company, any Subsidiary nor Seller have been informed in writing of any claims or suits pending or threatened against the Company or any Subsidiary which claim an infringement by the Company or any Subsidiary of any patents, copyrights, licenses, trademarks, service marks, trade names or trade secrets of third parties, nor to Seller's knowledge is there any basis therefor.

         6.17 COMPLIANCE WITH LAWS. To Seller's knowledge, the Company and the Subsidiaries are in compliance with all applicable federal, foreign (including Mexico or any political subdivision or agency thereof), state and local laws, ordinances, rules and regulations. The Disclosure Schedule sets forth for the past twelve (12) months, in respect to the Company and the Subsidiaries, all investigations, inspections or citations received by the Company or the Subsidiaries, or of which the Seller has knowledge, under any health, environmental, safety or other applicable laws and regulations and under any other federal, state or local laws or regulations, together with the results thereof and a brief description of all corrective or other action taken with respect thereto, together with any such investigations, inspections or citations received by the Company or the Subsidiaries during the four (4) years prior to such twelve month period to the extent unresolved or unremedied.

         6.18 LIST OF CONTRACTS AND OTHER DATA. The Disclosure Schedule sets forth a listing of all contracts to which the Company or any Subsidiary is a party, except: (a) purchase and sales orders entered into in the ordinary course of business; (b) any contract which has a remaining term of less than two (2) years from the date of this Agreement involves an aggregate receipt or expenditure after the date of this Agreement of less than $50,000; (c) any contract which has a term in excess of two (2) years and involves an aggregate receipt or expenditure by the Company or any Subsidiary of less than $50,000 and was entered into in the ordinary course of business; and (d) any contract that may be terminated by the Company or any Subsidiary on no more than ninety (90) days notice without penalty (collectively, the "Material Contracts"). Except as set forth in the Disclosure Schedule:

                   (i) All Material Contracts are in full force and effect and are valid and binding on the Company or Subsidiary party thereto, and to Sellers' knowledge, all other parties thereto, and none of them is subject to any material amendment or modification that is not set forth within the four corners of the documents that have been made available to Buyer pursuant to clause (iv) below and listed in the Seller Disclosure Schedule;

                   (ii) Neither the Company or any Subsidiary nor, to Seller's knowledge, any other party to any Material Contract is in material breach of any provision of, in material violation of, or in default under the terms of any Material Contract.

                   (iii) No event has occurred which, with or without the giving of notice or passage of time or otherwise, would constitute a material default under or result in the material breach of any Material Contract by the Company or any Subsidiary or to Seller's knowledge by any other party.

                   (iv) Seller has made available to Buyer accurate and complete copies of each Material Contract.

         6.19 RELATED PARTY TRANSACTIONS. The Disclosure Schedule sets forth a description of all significant services provided by Seller or any of its Affiliates to the Company or any Subsidiary, as well as material transactions between the Company or any Subsidiary on one hand, and Seller or any of its Affiliates on the other, except for those services or transactions occurring in the ordinary course of business on an arms' length basis.

         6.20 LABOR RELATIONS. Neither the Company nor any Subsidiary is or has been a party to or bound by any collective bargaining agreement. There are no material controversies pending or, to the knowledge of Seller, threatened between the Company or any Subsidiary and their employees. There are no claims pending or, to Seller's knowledge, threatened against the Company or any Subsidiary in respect to any unfair labor practices or age, sex, religion or national origin discrimination complaints before any federal, state or local board, department, commission or agency. There are no existing or, to the knowledge of Seller, threatened labor strikes or material disputes or grievances affecting the Company or any Subsidiary. To Seller's knowledge, the Company and each Subsidiary has complied and is in compliance in all material respects with all foreign, federal, state and local laws relating to employment, employment discrimination, wages, hours, working conditions, collective bargaining and the payment of social security, unemployment and similar taxes, and neither the Company nor any Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and there are no proceedings, investigations or citations pending or to Seller's knowledge, threatened, before any court, governmental agency or instrumentality or arbitrator relating to any failure to comply therewith.

         6.21 EMPLOYEE PLANS. For purposes of this Section 6.21, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any "pension plan" ("Pension Plan") as defined in Section 3(2) of ERISA, and any "welfare plan", as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded covering any current or former employee, director or consultant of the Company or any Subsidiary, (a) to which the Company or any Subsidiary is a party or by which it is bound; or (b) with respect to which the Company or any Subsidiary has made any payments or contributions; or
                   (c) to which the Company or any Subsidiary may otherwise have any liability. "Employee Plan" shall not include any government sponsored employee benefit arrangements. Except as reflected in the Disclosure Schedule:

                   6.21.1       There are no Employee Plans.

                   6.21.2 The Company, each Subsidiary, each Employee Plan, and the administrator and fiduciaries of each Employee Plan have complied in all material respects with all applicable legal requirements governing each Employee Plan. No material lawsuits, investigations or complaints to, or by, any person or government entity, are pending or to Seller's knowledge, threatened, with respect to any Employee Plan.

                   6.21.3 Neither the Company, any Subsidiary, any Employee Plan, nor to Seller's knowledge, any administrator or fiduciary of any Employee Plan has taken any action, or failed to take any action, that could subject it or him or her or any other person to any material liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Plan.

                   6.21.4 Neither the Company, any Subsidiary, any Employee Plan, any administrator or fiduciary of any Employee Plan nor any other person has any material liability to any plan participant, beneficiary or other person under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Employee Plan.

                   6.21.5 Neither the Company nor any Subsidiary is a participating employer in a multi-employer plan (as defined in Section 3(37) of ERISA) or has any liability (contingent or otherwise) by reason of another employer's withdrawal from any such plan.

                   6.21.6 None of the Pension Plans have incurred an "accumulated funding deficiency" as defined in
                                Section 412 of the Code nor, in the case of any Pension Plan subject to Title IV of ERISA, has "benefit liabilities" (as defined in Section 4001 of ERISA) on a termination basis in excess of its assets.

                   6.21.7 No liability under Subtitle C or D of Title IV of ERISA or under any applicable Mexican law has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single employer plan", within the meaning of Section 4001(a)(15) of ERISA.

                   6.21.8 All accrued obligations of the Company or any Subsidiary for payments by it to trust or other funds or to any governmental or administrative agency, with respect to pension benefits, unemployment compensation benefits, social security benefits or any other benefits for employees of the Company or any Subsidiary have been paid or adequate accruals therefor have been made in the Financial Statements, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of the Company or any Subsidiary or otherwise.

                   6.21.9 All obligations of the Company or any Subsidiary for salaries, vacation and holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or other employees have been paid or adequate accruals therefor have been made in the Financial Statements.

                   6.21.10 The Company and the Subsidiaries are in compliance with the requirements of Sections 162(k) (to the extent applicable prior to its amendment by the Technical and Miscellaneous Revenue Act of 1988) and 4980B of the Code and
                                Section 601 of ERISA.

                   6.21.11 No Employee Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA). No benefits due under any Employee Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing). Neither the Seller, the Company nor any of its Subsidiaries has undertaken to maintain any Employee Plan for any specified period of time and each such plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

                   6.21.12 CCC has paid all monies due any governmental agency with respect to any legally required social programs such as health insurance, pensions and any other programs.

         6.22 ENVIRONMENTAL. To Seller's knowledge, (a) neither the Company nor any Subsidiary: (i) has caused any releases of any hazardous substance on, in, under, or at any real property now, or previously owned, leased, or operated by the Company or any Subsidiary which requires or may require remediation or clean-up pursuant to applicable law, or (ii) has disposed of hazardous wastes in, at or under the Real Property except in compliance with applicable laws, and (b) no hazardous substances which require or may require remediation or clean up pursuant to applicable law are present in, at, or under the Real Property. To Seller's knowledge, neither the Company nor any Subsidiary has conducted or engaged in any operation or activity involving the use, storage or disposal of any hazardous substance except as authorized by permit or applicable law. There is no pending or, to Seller's knowledge, threatened, lawsuit, action, claim or proceeding by any third party alleging or asserting that the Company or any Subsidiary has violated or is about to violate any applicable environmental law or regulation or that the Company or any Subsidiary is responsible for the clean up or remediation of any hazardous substances nor to Seller's knowledge is there any basis therefor. There are no underground storage tanks at any of the Real Properties.

         6.23 BROKERS AND FINDERS. Except for Goldman, Sachs & Co. (whose fees shall be paid by the Seller), neither Seller, the Company, or any Subsidiary has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

         6.24 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Interim Financial Statements, or incurred in the ordinary course of business after the date of such financial statements, to the knowledge of Seller, neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, provided, that no representation or warranty is made in this Section 6.24 with respect to warranty or product liability obligations.

         6.25 ACCOUNTS RECEIVABLE. All accounts and notes receivable reflected in the Interim Financial Statements, and all accounts and notes receivable arising subsequent to the date of such financial statements, have arisen in the ordinary course of business of the Company and the Subsidiaries and represent valid obligations to them.

         6.26 SUPPLIERS AND CUSTOMERS. The Disclosure Schedule identifies the ten largest suppliers and ten largest customers of the Company and the Subsidiaries, taken as a whole, over the twelve-month period ending on the date hereof.

         6.27 EMPLOYMENT OF OFFICERS, EMPLOYEES. The Disclosure Schedule sets forth an accurate and complete list setting forth the name and current annual salary and other compensation payable by the Company or any of the Subsidiaries to each exempt non-hourly employee of any of them, including any obligations of any of them to increase such salary and/or other compensation in the future (whether based on any contingency or otherwise).

         6.28 DISCLOSURE. To Seller's knowledge, the representations and warranties of Seller in this Agreement (including the Disclosure Schedule and the other exhibits and schedules hereto), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein not false or misleading in light of the circumstance in which made.

         6.29 INSURANCE. The Seller has not received any notices from any insurer or its agent requiring performance of any work with respect to any of the real property owned by the Company or any Subsidiary (the "Owned Real Properties") or canceling or threatening to cancel any policy of insurance.

         6.30 TAXES; SPECIAL ASSESSMENTS. There are no unpaid or outstanding real estate or other taxes or assessments on or with respect to any of the Owned Real Properties or any part thereof (except only real estate taxes not yet due and payable). No abatement proceedings are pending with reference to any real estate taxes assessed against any of the Owned Real Properties. There are no betterment assessments or other special assessments presently pending with respect to any portion of any of the Owned Real Properties, and Seller has not received any notice or has any knowledge of any such special assessment being contemplated.

         6.31 EMINENT DOMAIN. There are no pending eminent domain proceedings against any of the Owned Real Properties or any part thereof, and to the Seller's knowledge, no such proceedings are presently, threatened or contemplated by any taking authority.

         6.32 CONSTRUCTION WORK. All contractors, subcontractors and other persons or entities furnishing work, labor, materials, or supplies for construction of or additions to any of the Owned Real Properties, or for tenant improvements, have been paid in full or provided for in a manner satisfactory to the Seller, and to the Seller's knowledge, there are no claims pending in connection therewith.

         6.33 SPACE LEASES. For all purposes of this Agreement the term Space Leases shall mean leases, licenses, and agreements, whether written or oral, relating to the use or occupation of space in or on the Owned Real Properties by persons other than the Company or any Subsidiary. All of the Space Leases are listed in the Disclosure Schedule, and constitute the only agreements and understandings relating to leasing or licensing of space in any of the Owned Real Properties, and the copies of the Space Leases furnished by the Seller to the Buyer are true and complete. There are no occupancies, rights, privileges, or licenses in or to any of the Owned Real Properties other than pursuant to the Space Leases so listed in the Disclosure Schedule. The Space Leases are unmodified and in full force and effect, in accordance with their respective terms, without any default thereunder, nor are there any defenses, counterclaims, offsets, concessions, or rebates with respect thereto, and neither the Seller nor the Company or any Subsidiary has given or made, or received, any notice of default, or any claim, that remains uncured or unsatisfied, with respect to any of the Space Leases and, to the Seller's knowledge, there is no basis for any such claim or notice of default by any tenant. No leasing, brokerage or like commissions, fees or payments are due from the Seller, the Company or any Subsidiary in respect of the Space Leases.

         7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents, warrants and covenants to and with Seller as follows:

         7.1 ORGANIZATION, POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

         7.2 CORPORATE AUTHORIZATION; BINDING EFFECT. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. Buyer has previously furnished Seller with a copy of the resolutions of Buyer's Board of Directors authorizing the transactions contemplated herein, certified by the Secretary or any Assistant Secretary of Buyer.

         7.3 NO GOVERNMENT OR THIRD-PARTY AUTHORIZATION REQUIRED. Except for compliance with the HSR Act, and except for required Mexican governmental filings, no consent, authorization or approval of, or exemption by, or filings with, any governmental, public or self-regulatory body or authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by Buyer.

         7.4 BROKERS AND FINDERS. Buyer has not employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

         7.5 EFFECT OF AGREEMENT. Subject to compliance with the HSR Act and compliance with any applicable Mexican anti-trust laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Buyer is subject; (b) violate any judgment, order, writ or decree of any court applicable to Buyer; or (c) to Buyer's knowledge result in the breach of, or conflict with, any term, covenant or condition of, result in the modification or termination of, or constitute a default under, any corporate charter, by-law, contract or other material agreement to which Buyer is a party.

         7.6 FINANCING. Buyer has adequate financing as may be necessary to pay the Purchase Price and to otherwise fulfill its financial obligations set forth in this Agreement. The transactions contemplated herein are not contingent upon Buyer's ability to obtain financing from any third party.


         7.7 TERMS OF SALE. Buyer acknowledges that EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR OTHER AGREEMENTS OR DOCUMENTS EXECUTED AND DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT ("ANCILLARY AGREEMENTS"), THE PURCHASED STOCK IS BEING SOLD TO BUYER WITHOUT ANY REPRESENTATIONS, OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
                   AGREEMENT OR ANY ANCILLARY AGREEMENT.   NO CLAIM SHALL BE
                   MADE AGAINST SELLER IN RESPECT OF ANY WARRANTY, REPRESENTATION, INDEMNITY, COVENANT, UNDERTAKING OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTIONS, OR OTHERWISE RELATING TO THE COMPANY, THE SUBSIDIARIES OR THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS CONTEMPLATED HEREIN EXCEPT WHERE THE SAME IS EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND BUYER CONFIRMS THAT IT HAS NOT RELIED ON ANY WARRANTY, REPRESENTATION, INDEMNITY, COVENANT OR UNDERTAKING OF ANY PERSON WHICH IS NOT EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

         8.        COVENANTS.

         8.1       COVENANTS OF SELLER.

                   8.1.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, Seller covenants that the Company and the Subsidiaries shall conduct and operate their business in the usual and ordinary course and shall not, without the prior written consent of Buyer:

                                (a)        Except in the ordinary course of
                                           business or as required by any
                                           written employment agreement listed
                                           in the Seller Disclosure Schedule,
                                           increase the compensation of any
                                           employee's pay or agree to pay a
                                           pension, retirement allowance or
                                           other employee benefit to any
                                           employees not required by any
                                           existing plan, agreement or
                                           arrangement to any such person;

                                (b) Execute any agreement the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

                                (c)        Agree to become subject to any
                                           material liability or obligation,
                                           except liabilities and obligations
                                           incurred in the ordinary course of
                                           business;

                                (d) Enter into or terminate any material lease of real or personal property;

                                (e) Sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any of the assets of the other than in the ordinary course of business, and other than the transfer of the property and assets described on Exhibit 8 hereto (the "Danville Property"), any fixed assets located at the Danville Property and the note receivable from A.J. Glazer to Seller;

                                (f)        Amend any charter documents or
                                           by-laws or take any action with
                                           respect to any such amendment;

                                (g) Enter into any collective bargaining agreement;

                                (h)        Except as otherwise contemplated
                                           herein (and other than adjustments
                                           in the intercompany accounts
                                           consistent with past practices),
                                           declare or make any payment or
                                           distribution to any shareholder, or
                                           purchase, redeem or otherwise
                                           acquire, any shares of Purchased
                                           Stock; or

                                (i) Merge or consolidate with any other corporation or acquire or agree to acquire any stock or substantially all of the assets of any other person, firm, association, corporation or other business organization.

                   8.1.2 PRESERVATION OF BUSINESS. Seller covenants that, from the date hereof through the Closing Date, the Company and the Subsidiaries shall use all reasonable efforts to preserve intact their respective business organization, to keep available the services of the present officers and key employees thereof, and to preserve the good will of those having business relationships with the Company.

                   8.1.3 INFORMATION AND ACCESS. Seller, the Company and the Subsidiaries shall give Buyer and its counsel, accountants and other representatives access during normal business hours to all properties, books, contracts, documents and records with respect to the affairs of the Company and the Subsidiaries as Buyer may reasonably request at such times and in such manner as will not disrupt or interfere with the conduct of the Company's business. All such information shall be held confidential by Buyer pursuant to the terms of that certain confidentiality agreement dated October 7, 1996 between Seller and Buyer (the "Confidentiality Agreement").

                   8.1.4 CASH MANAGEMENT. The Company and the Subsidiaries shall continue to participate in Seller's cash management program and, notwithstanding anything in this Agreement to the contrary, all cash generated by the Company or the Subsidiaries prior to the Effective Time (including all lock box receipts) shall be retained by Seller and shall not be included in the Preliminary Closing Balance Sheet or the Closing Balance Sheet.

         8.2 ADDITIONAL AGREEMENTS. As soon as possible following the date hereof (and in all events with respect to the HSR Act, no later than seven (7) business days following the date hereof), each of Buyer and Seller shall file all requisite documents and notifications required under the HSR Act and any applicable Mexican anti-trust laws. All filing fees required by the HSR Act shall be paid by Buyer. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, consents and approvals required in connection with the transactions contemplated hereby, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and any applicable Mexican anti-trust laws). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, Buyer agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.

         8.3 CERTAIN COVENANTS. Seller shall comply and shall cause each of its Affiliates to comply with all of the provisions of this Section 8.3.

                   (a) CONFIDENTIAL INFORMATION. Seller and its Affiliates shall maintain the confidentiality of all confidential, sensitive, or proprietary information of the Company and/or the Subsidiaries, including without limitation with respect to their respective businesses, finances, affairs, and technology, which shall be and remain the exclusive property of the Company and/or its Subsidiaries, as the case may be, and unless previously authorized in writing by Buyer, and except with respect to information that has otherwise become public through no action or omission on the part of Seller or any of its Affiliates, neither Seller nor any of its Affiliates shall disclose any such information to any third party, or use it for any purpose.

                                Notwithstanding the foregoing, if Seller or any of its Affiliates is required by law or regulation to disclose any confidential, sensitive, or proprietary information of the Company and/or the Subsidiaries, the Seller or such Affiliate will provide the Buyer with prompt notice of such disclosure obligation so that it may seek a protective order or take other appropriate action and/or waive compliance with this section to the extent of such required disclosure. In the absence of such a waiver, if Seller or any of its Affiliates is, in the opinion of counsel, compelled to disclose any such information upon pain of liability for contempt or other censure or penalty, such Person may disclose such information to the relevant court or other tribunal or governmental authority without liability hereunder, but notwithstanding such disclosure, such information shall remain confidential under this section after such disclosure.

                   (b) NON-COMPETITION, ETC. For a period of five years after the Closing Date (which period shall automatically be extended by a period of time equal to any period in which Seller and/or any of its Affiliates is in breach of any obligations under this Section 8.3; including any such extension, the "Restricted Period"), neither Seller nor any of its Affiliates shall engage, directly or indirectly, anywhere in the world (Seller hereby acknowledging that the Company and the Subsidiaries currently are doing business throughout the world) as a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in the development, manufacture, marketing, or sale of ballasts for discharge lamps (the "Restricted Business").

                                Notwithstanding the foregoing, in the event
                                Seller acquires or purchases during the
                                Restricted Period, directly or indirectly, any corporation, assets, business or division or affiliate thereof, partnership, sole proprietorship, or any other legal entity, engaged in a range of businesses that includes a Restricted Business (provided that the Seller shall not directly or indirectly acquire during the

                                Restricted Period any business that derives 50% or more of its aggregate annual sales from the Restricted Business), the Buyer is hereby given an exclusive option to acquire the Restricted Business on an "Allocated Basis" at any time within 180 days following Buyer's receipt of notice of such acquisition or purchase. The Allocated Basis assigned to the Restricted Business shall be determined by multiplying that fraction consisting of the Restricted Business' sales as the numerator and total sales of the acquired company as the denominator times the total purchase price (including assumed debt) paid by Seller. In the event Buyer elects not to acquire the Restricted Business, Seller shall, within twenty-four (24) months following receipt of written notice of such election, either discontinue or sell the Restricted Business. Seller shall have the right to operate the Restricted Business during such period without restriction under this Section 8.3(b) or
                                Section 8.3(d). Seller shall give Buyer prompt notice of any business so acquired, together with such information as may reasonably be required to permit Buyer to determine whether to exercise its option to acquire the Restricted Business.

                   (c) NON-SOLICITATION OF EMPLOYEES. For one (1) year following the Closing Date, neither Seller nor any of its Affiliates shall, without Buyer's prior consent, hire or, directly or indirectly, recruit, solicit, induce, or attempt to induce any of the employees of the Company or any of the Subsidiaries to terminate their employment with the Company or such Subsidiary.

                   (d) NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, neither Seller nor any of its Affiliates shall directly or indirectly solicit, divert, take away, or attempt to divert or take away, from the

                                Company or any of the Subsidiaries any of the business or patronage of any of their respective customers or induce or attempt to induce any such Person to reduce the amount of business it does with the Company or any of the Subsidiaries, provided, however, that nothing in this Section shall prevent or restrict Seller from operating any Restricted Business pursuant to the second paragraph of
                                Section 8.3(b).

                   (e) NON-DISPARAGEMENT. Neither Seller nor any of its Affiliates shall disparage, deprecate, or make any negative comment with respect to the Company or any of the Subsidiaries or their respective businesses, operations, properties or prospects.

                   (f) EQUITABLE REMEDIES. Seller, for itself and each of its Affiliates, hereby acknowledges that any breach by any of them of their respective obligations under this Section 8.3 would cause substantial and irreparable damage to Buyer, the Company, and the Subsidiaries, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that Buyer, the Company, and/or the Subsidiaries shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which Buyer, the Company, and/or the Subsidiaries may be entitled in respect of any such breach).

                   (g) MODIFICATION. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8.3 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

         8.4 SEC FINANCIAL STATEMENTS. Seller acknowledges that Buyer may request Deloitte to audit (at Buyer's sole cost and expense) the consolidated balance sheet of the Company and the Subsidiaries as of December 30, 1995 and/or December 31, 1994 together with the related statements of income, stockholders equity and cash flows for the years then ended. In such event, Seller will reasonably cooperate with Buyer, will not impede such an audit and will not withhold consent to such an audit or to Buyer's use of such audited financial statements. All out-of-pocket costs related to such audit (including, without limitation, any costs or charges of Deloitte) shall be paid by Buyer.

         8.5 VBT/EBT. Seller represents that (i) the Company and Electronic Ballast Technology, Inc. ("EBT") are parties to
                   (x) an Exclusive License Agreement dated July 14, 1988 (the "License Agreement"), (y) a Joint Venture Agreement dated July 14, 1988 (the "Joint Venture Agreement"), and (z) a Shareholder Agreement dated November 9, 1988 (the "Shareholder Agreement") (such Agreements referenced in (x),
                   (y) and (z) hereafter collectively referred to as the "EBT Agreements"), (ii) pursuant to the Joint Venture Agreement and the Shareholder Agreement, the Company and EBT have caused VBT, Inc. ("VBT") to be formed, (iii) 80% of the capital stock of VBT is owned by the Company and 20% is owned by EBT, (iv) pursuant to the License Agreement, the Company agreed to pay certain royalties to EBT (the "Royalties"), (v) the Company has paid no Royalties to EBT for sales made during calendar years

                   1995 and 1996 and there is a dispute between the Company and EBT with respect to whether such Royalties are payable and, if so, in what amounts, (vi) notwithstanding the non-payment of Royalties for sales made in 1995 and 1996, the Company has accrued, and will continue to accrue, on a monthly basis, a liability with respect to Royalties, which accrual, as of November 30, 1996, was $948,075 (the "EBT Accrual"). With respect to the foregoing, the parties hereto agree as follows:

                   8.5.1 Seller shall use commercially reasonable efforts pursuant to the terms of this Section
                                8.5.1 to negotiate a settlement with EBT on commercially reasonable terms as soon as reasonably practicable pursuant to which (i) the Company will acquire EBT's interest in VBT,
                                (ii) the License Agreement shall be deemed fully paid, and the Company and its Affiliates shall not be required to pay any additional Royalties and (iii) Seller will procure a release of the Company and its Affiliates from liability under the License Agreement, the Joint Venture Agreement and the Shareholder Agreement (such settlement, and whether or not any such settlement is reached, any and all royalty amounts paid or payable in respect of sales during 1997 and 1998, and/or any amounts that are finally determined by a court of competent jurisdiction to be owed by the Company and the Subsidiaries to EBT pursuant to the License Agreement, the Joint Venture Agreement and/or the Shareholder Agreement (net of any amounts determined pursuant to such settlement or such final determination to be owed by EBT to the Company and/or the Subsidiaries pursuant thereto) are herein called the "Settlement").

                   8.5.2 The Company shall pay to EBT any amounts pursuant to the Settlement (the "EBT Payments"). In the event the aggregate EBT

                                Payments are less than the sum of the accrual on the Company's financial statements as of the Closing Date relating to EBT royalties, plus One Million Dollars ($1,000,000) (such sum the "Accrual"), the Company or the Buyer shall pay to Seller at Closing (or at such later date to the extent the EBT Payments are made after Closing), one-half ( 1/2) of the difference between the Accrual and the EBT Payments. In the event the aggregate EBT Payments exceed the Accrual, the Seller shall pay to the Buyer at Closing (or at such later date to the extent EBT Payments are made after Closing) one-half (1/2) of such excess.

                   8.5.3 Buyer acknowledges that Seller shall control the Settlement and, subject to the other provisions of this Section 8.5, Buyer shall reasonably cooperate with Seller in connection with the Settlement. Notwithstanding any other provisions hereof to the contrary, Seller shall not effect or enter into any Settlement in excess of $2,000,000 without the Buyer's prior consent, such consent not to be unreasonably withheld.

                   8.5.4 Seller shall defend Buyer, the Company and the Subsidiaries with respect to any claim or litigation involving the EBT Agreements including without limitation the Royalties, and Seller shall control and pay the costs and expenses relating to such defense. All amounts owing to EBT which result from said litigation (either through settlement or as determined by the court hearing such matter) shall be paid pursuant to the foregoing terms of this Section 8.5.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction, as of the Closing Date, of all of the following conditions:

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         9.2 PERFORMANCE OF AGREEMENTS. Seller shall have performed all material obligations and complied, in all material respects, with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

         9.3 CERTIFICATE. At the Closing, Seller shall have delivered to Buyer an officer's certificate, dated as of the Closing Date, with respect to the obligations set forth in Sections
                   9.1 and 9.2.

         9.4 HSR ACT. All applicable waiting periods specified under any applicable Mexican anti-trust laws, as well as all applicable waiting periods specified in the HSR Act, shall have expired or terminated early without receipt from the Mexican Federal Competition Commission or the Federal Trade Commission or Department of Justice, as the case may be, of any unwithdrawn objection or notice of possible objection to the transactions contemplated hereby.

         10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions:

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         10.2 PERFORMANCE OF AGREEMENTS. Buyer shall have performed all material obligations and complied, in all material respects, with all covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

         10.3 CERTIFICATE. At the Closing, Buyer shall have delivered to Seller an officer's certificate, dated as of the Closing Date, with respect to the obligations set forth in Sections
                   10.1 and 10.2.

         10.4 HSR ACT. All applicable waiting periods specified under any applicable Mexican anti-trust laws, as well as all applicable waiting periods specified in the HSR Act, shall have expired or terminated early without receipt from the Mexican Federal Competition Commission or the Federal Trade Commission or Department of Justice, as the case may be, of any unwithdrawn objection or notice of possible objection to the transactions contemplated hereby.

         11.       TERMINATION.

                   (a) BY CONSENT OF PARTIES. This Agreement may be terminated at any time by agreement of Buyer and Seller.

                   (b) FOR OTHER REASONS. In the event that (i) the Federal Trade Commission or Department of Justice or the Mexican Federal

                                Competition Commission raises any objection to the transactions contemplated hereby, which objection is not withdrawn within 45 days after notice thereof is given, (ii) any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall at any time be in effect for a period of more than 20 consecutive days, or (iii) the Closing does not occur on or before March 1, 1997, either Buyer or Seller may terminate this Agreement at any time after the close of business on the date such termination right arises hereunder by delivering written notice to the other, provided that such failure to close is not a result of a breach by the terminating party of any obligations hereunder.

                   (c) EFFECT OF TERMINATION; SURVIVAL OF CERTAIN PROVISIONS. Any termination of this Agreement shall not affect the rights or obligations of any party arising, or based on actions or omissions occurring, before such termination, including without limitation any breach of any representation or warranty set forth herein. The provisions of Sections 6 ("Representations and Warranties of Seller"), 7 ("Representations and Warranties of Buyer"), 12 ("Releases and Indemnifications") other than Section 12.2 ("Releases"), and 14 ("Miscellaneous") hereof shall survive any termination of this Agreement. In addition, that certain Confidentiality Agreement dated October 7, 1996 shall survive.

         12.       INDEMNIFICATION AND RELEASES.

         12.1      INDEMNIFICATION BY SELLER.

                   (a)          Subject to the limitations set forth in Section
                                12.6 hereof, Seller shall indemnify, defend, and hold harmless Buyer, the Company, and each of the Subsidiaries, and each of their respective directors, officers, employees, representatives, and other Affiliates (collectively, "Buyer Indemnified Parties"), from and against any and all claims, liabilities, obligations, losses, damages, costs, and expenses, including without limitation the fees and disbursements of counsel (collectively, "Damages") related to or arising out of or in connection with any of the following:

                                (i) any breach by Seller of any of its representations, warranties, covenants, agreements, obligations, and/or undertakings in this
                                           Agreement (including the Disclosure
                                           Schedule and the other exhibits and
                                           schedules hereto), or any other
                                           agreement, instrument, certificate,
                                           or other document delivered by or on
                                           behalf of Seller in connection with
                                           this Agreement or any of the
                                           transactions contemplated hereby;
                                           and/or

                                (ii) the Danville Property (including the ownership, control, use, and/or environmental contamination of such property by any Person, including the Company and/or any of the Subsidiaries); and/or

                                (iii) the litigation described in Exhibit 12.1, but only to the extent that such Damages exceed the corresponding reserve, if any, therefor set forth in the final Closing Balance Sheet; and/or

                                (iv) Damages in respect of any personal injury, death, and/or property damage caused by product sold by the Company and/or any of the
                                           Subsidiaries before the Effective
                                           Time (except as set forth in Section
                                           12.1(b)).

                   (b) Seller shall reimburse the Company and the Subsidiaries for (i) one-half of the excess over $4,000,000 of the aggregate amount of out-of-pocket costs actually paid by them or any of them in calendar 1997, and (ii) one-half of the excess over $4,000,000 of the aggregate amount of out-of-pocket costs incurred by them or any of them in calendar year 1998, in respect of the refunds with respect to, or repair and/or replacement of, defective products manufactured and/or sold by the Company and/or any of the Subsidiaries before the Effective Time (regardless of whether such repairs and/or replacements are done under warranty, or for purposes of customer goodwill, or otherwise). The Buyer, the Company and/or the Subsidiaries shall be responsible for the first $4,000,000 of such costs incurred by them in each of calendar 1997 and 1998, and for one-half of the excess of such costs over such $4,000,000/year threshold. Buyer shall keep, or cause to be kept, and shall make available to Seller and its representatives, all books and records necessary to account for, and track, all such costs (including information identifying the products (and date of manufacture thereof) repaired or replaced and identifying such costs with such products). Buyer shall provide written monthly reports with respect to all repair and replacement activity which shall set forth in reasonable detail, the products repaired and replaced and the cost thereof. Such reports shall be delivered to the Seller within twenty-five (25) days following each month end. Buyer shall use reasonable commercial efforts to minimize such costs and shall not manipulate the payment of such costs so as to aggregate costs in any particular calendar year.

         12.2      RELEASES.

                   (a) Effective as of the Effective Time, Seller, for itself and each of its respective Affiliates, and all of their respective successors and assigns, hereby fully and irrevocably releases, remises, and discharges the Company, each of the Subsidiaries, and each of their respective officers, directors, employees, agents, representatives, successors, and assigns, from any and all Damages, regardless of whether known or unknown, unknowable, or otherwise, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, but in each case only to the extent based on or relating to actions, omissions, or events occurring before the Effective Time, including without limitation any amounts owing by the Company and/or any of the Subsidiaries to Seller or any of its Affiliates on intercompany accounts and any claims for indemnification or contribution, whether in connection with any misrepresentation contained in, or other breach of, this Agreement or any other agreement or document entered into or delivered in connection herewith, or otherwise.
                                Furthermore, each of such releasing Persons hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released Persons, or otherwise to seek any recourse against any of such released Persons, in respect of any matter hereby released or purported or attempted to be released.

                   (b) Effective as of the Effective Time, Buyer, for itself and each of its respective Affiliates (including, without limitation, the Company and the Subsidiaries), and all of their respective successors and assigns, hereby fully and irrevocably releases, remises, and discharges the Seller and each of its respective officers, directors, employees, agents, representatives, successors, and assigns, from any and all Damages, regardless of whether known, unknown, unknowable, or otherwise, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity or otherwise, without limitation, whether now existing or arising in the future, but in each case only to the extent based on or relating to actions, omissions, or events occurring before the Effective Time, including without limitation any amounts owing by the Seller or its Affiliates on intercompany accounts and any claims for indemnification or contribution, provided, however, nothing shall release the Seller or its Affiliates from any liability or obligation under this Agreement or any agreement, instrument, certificate or other document delivered pursuant hereto. Furthermore, each of such releasing Person hereby irrevocably agrees not to sue, or to commence, maintain or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released Persons, or otherwise to seek any recourse against any of such released Persons, or otherwise seek any recourse against any of such released Persons, in respect of any matter hereby released or purported or attempted to be released.

         12.3 INDEMNIFICATION OF BUYER. Subject to Section 12.6, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors, and assigns, from and against any and all Damages related to or arising out of any breach by Buyer of any of its representations, warranties, covenants, agreements, obligations, and/or undertakings in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of Buyer in connection with this Agreement or any of the transactions contemplated hereby.

         12.4 CLAIMS. In the event that any party hereto (the "Indemnified Party") desires to make a claim against another party hereto (the "Indemnifying Party," which term shall include all indemnifying parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim, or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (as "Third-Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto, provided, that failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Section 12 except to the extent, if at all, that the Indemnifying Party shall have been actually prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim, and if the following conditions are satisfied:

                   (i) The Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party in full (subject to the limitations set forth in Section 12.6 hereof) in respect of such Third-Party Claim; and

                   (ii) The Indemnified Party does not give the Indemnifying Party written notice that the Indemnified Party has determined, in its reasonable opinion, that a conflict of interest makes advisable the separate representation of the Indemnified Party by its own counsel;

                   then the Indemnifying Party may assume the defense of such Third-Party Claim, and in the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise, and settle such Third-Party Claim provided, that the Indemnifying Party shall not agree to the settlement of such Third Party Claim unless either (x) such settlement includes an unconditional release of all liabilities of each Indemnified Party with respect to such Third Party Claim, or (y) the Indemnifying Party acknowledges and agrees to indemnify, defend and hold harmless the Indemnified Party with respect to any portion of such Third Party Claim that is not so released. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but such Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

         12.5 PAYMENT OF CLAIMS. In the event of any claims for indemnification under this Section 12, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. The Indemnifying Party shall pay any amounts that it agrees is owed to an Indemnifying Party within thirty (30) days following such agreement.

         12.6      LIMITATIONS OF LIABILITY.

                   (a) Seller shall not be required to indemnify Buyer Indemnified Parties hereunder except to the extent that the aggregate amount of Damages for which all Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to this Section 12, exceeds $750,000, whereupon such Buyer Indemnified Parties shall be entitled (subject to the other limitations set forth in this Section 12.6) to indemnification in the amount of the excess over $750,000 of the aggregate amount of all such Damages; provided, that indemnification in respect of Damages related to or arising directly or indirectly out of or in connection with:

                                (i) any inaccuracy in or breach of any representation or warranty made by the Company in the first sentence of
                                           Section 6.1 ("Organization, Good
                                           Standing and Corporate Power"), or
                                           in Sections 6.3 ("Corporate
                                           Authorization; Binding Effect"), 6.6
                                           ("No Options, Warrants, Rights"),
                                           6.7 ("Title to Company Shares"),
                                           6.11 ("Taxes and Tax Returns"), 6.21
                                           ("Employee Plans"), 6.23 ("Brokers
                                           and Finders") hereof; and/or

                                (ii)       any breach of Sections 4.1 and/or
                                           4.2 (which relate to the Purchase
                                           Price adjustment based on the
                                           Closing Equity), 5 ("Employee
                                           Matters"), 8.3 ("Certain
                                           Covenants"), 8.4 ("SEC Financial
                                           Statements"), 8.5 ("VBT/EBT") and/or
                                           13 ("Special Tax Indemnity") hereof;
                                           and/or

                                (iii) the matters referred to in Sections 12.1(a)(ii)-(iv) and/or 12.1(b)
                                           hereof;

                                (collectively, all of the matters referred to in this proviso, "Unlimited Claims"), shall not be subject to any limitations.

                   (b) The aggregate Damages payable by Seller pursuant to this Section 12 with respect to all claims for indemnification shall not exceed Five Million Dollars ($5,000,000), except that
                                (i) this limitation shall not apply to any Damages related to or arising directly or indirectly out of or in connection with any Unlimited Claims, for which indemnification hereunder shall not be subject to any limitations, and (ii) any Damages related to or arising directly or indirectly out of or in connection with any Unlimited Claims shall not count towards such $5,000,000 limitation.

                   (c) Seller shall not be liable for any Damages pursuant to this Section 12 unless a written claim for indemnification is given by an Indemnified Party to the Indemnifying Party with respect thereto within two years after the Closing Date; provided, that these time limitations shall not apply to any Unlimited Claims, for which indemnification shall have no limitation except as otherwise imposed by law.

                   (d) The amount of any Damages otherwise payable to any Indemnified Party in respect of any breach of the representations and warranties set forth in Sections 6 and/or 7 of this Agreement shall be reduced to the extent that such Indemnified Party actually realizes, by reason of such Damages, any Tax benefit that is not offset by any corresponding Tax detriment of such Indemnified Party (e.g. a reduction of any Tax deduction available to such Indemnified Party) in respect of such Damages).

                   (e) No Indemnifying Party shall be liable pursuant to this Section 12 for lost profits or special or consequential Damages, even if notified in advance of the possibility thereof.

                   (f) Each party shall use commercially reasonable efforts to mitigate the Damages for which it may become entitled to indemnification hereunder.

                   (g)          The provisions of this Section 12 and of
                                Section 13 hereof shall be the exclusive basis for the assertion of claims against, or the imposition of liability on, either party in respect of the breach of any provision of this Agreement.

         12.7 NO THIRD-PARTY BENEFICIARY. The parties hereto acknowledge and agree that the provisions of this Section 12 are solely for the benefit of the Indemnified Parties and are not intended, and shall not create, any third party beneficiary rights in any other person or entity.

         13.       SPECIAL TAX INDEMNITY.

         13.1 TRANSFER TAXES. Buyer and Seller shall equally pay all non-Income Tax ("Transfer Taxes") imposed on or in connection with the sale of the Purchased Stock or the deemed or actual sale of assets of the Company or any Subsidiary.

         13.2 TAX SHARING AGREEMENTS. Any tax sharing or other allocation agreement with respect to Taxes to which the Company or any Subsidiary is a party is hereby terminated as of the Closing Date and shall have no further effect for any taxable period. This Section 13 and Section 6.11 above shall control all of the parties' respective obligations for Taxes affecting the Company and the

                   Subsidiaries and supersede any and all prior agreements, contracts or understandings regarding the Company's and any such Subsidiary's Taxes.

         13.3      SECTION 338(H)(10) JOINT ELECTION TAX RETURNS.

                   13.3.1 SECTION 338(H)(10) JOINT ELECTION. Buyer and Seller each agree that they will make an election or join in making an election under
                                Section 338(h)(10) of the Code (and if the Buyer makes a written request of the Seller, the Buyer and the Seller will make an election or join in making an additional election under
                                Section 338(g) with respect to any foreign
                                Subsidiary), to treat the sale of the Purchased Stock as a sale of all of the assets of the Company and all of the assets of each of its Subsidiaries (including, if requested by the Buyer, a Section 338(g) election with respect to any foreign Subsidiary) (collectively, a "Section 338(h)(10) Joint Election") for federal Income Tax purposes and an election under the statutes of such states as permit an equivalent election to treat the sale of the Purchased Stock as a sale of all of the Company's assets (and as the sale of the assets of its Subsidiaries) as provided by such states' applicable laws for state Income Tax purposes. The parties agree that the Purchase Price and the liabilities of the Companies (plus other relevant items) shall be allocated to the assets of the Companies in a manner mutually acceptable that will provide Seller with an ordinary loss with respect to the sale of the Company Stock. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent therewith for federal and state Income Tax purposes. If required, the parties shall exchange mutually acceptable IRS Forms 8594 (or equivalent federal and state forms) reflecting such allocations which shall be filed with the IRS and any applicable state or local Tax Authority. Seller shall pay all

                                Income Taxes incurred in connection with the
                                Section 338(h)(10) Joint Election (or its state equivalent) described in this Section 13.3.1 and will indemnify Buyer, the Company and the Subsidiaries against any failure by Seller to pay such Taxes. Buyer and Seller agree to take all reasonable actions necessary to effect any
                                Section 338(h)(10) Joint Election,
                                including, without limitation, the timely filing of IRS Form 8023-A or state equivalent; provided, however, the parties hereby agree that no equivalent election will be made or filed with any foreign government or agency for any foreign Tax purposes.

                   13.3.2 INCOME TAX RETURNS. To the extent necessary under applicable law, Buyer shall cause the Company and the Subsidiaries to consent to join, for all Tax periods of the Company and the Subsidiaries ending on or before the Closing Date (the "Pre-Closing Period") for which the Company and the Subsidiaries are eligible to do so, in any consolidated or combined federal, state or local Income Tax Returns. Seller shall cause to be prepared and timely filed any and all consolidated or combined federal, state or local Income Tax Returns as well as any separate federal, state, local or foreign Income Tax Returns for the Company and the Subsidiaries for all Tax periods of the Company and the Subsidiaries ending on or before the Closing Date. Buyer shall cause to be prepared and timely filed any and all Income Tax Returns for Tax periods of the Company and Subsidiaries ending after the Closing Date. The parties agree to cooperate with each other and each other's affiliates in the preparation of the portions of such returns pertaining to the Company or the Subsidiaries. For state Income Tax purposes and to the extent permitted under applicable state law, the parties acknowledge and agree that all state Income Tax Returns shall be filed on the basis that the applicable state equivalent of the
                                Section 338(h)(10) Joint Election shall have terminated the Tax period of the Company and the Subsidiaries as of the Effective Time. The parties agree to cooperate with each other and each other's affiliates in the preparation of the portions of the returns pertaining to the Company and the Subsidiaries. The parties shall also provide each other with full access to applicable records to enable the preparation of said returns. Seller shall pay on a timely basis all Income Taxes in respect to the Pre-Closing Period shown as due on such returns. The parties shall make available to each other relevant copies of the portions of such returns relating to the Company and the Subsidiaries for taxable years ending before or including the Closing Date.

                   13.3.3 NON-INCOME TAX RETURNS. Seller shall cause to be prepared and timely filed all non-Income
                                Tax Returns of the Company and the Subsidiaries due on or before the Closing Date. Buyer shall cause the Company and the Subsidiaries to prepare and timely file all non-Income Tax Returns due after the Closing Date. The parties agree to cooperate with each other and their affiliates in the preparation of such non-Income Tax Returns. The parties shall also provide each other with full access to applicable records to enable the preparation of
                                such returns.   Except to the extent accrued as
                                a current non-Income Tax liability in the Closing Balance Sheet, Seller shall pay on a timely basis all non-Income Taxes in respect of the Pre-Closing Period as shown as due on such returns; provided, that, Buyer shall pay or cause the Company and the Subsidiaries to pay on a timely basis the portion of such Pre-Closing Period non-Income Taxes which has been accrued as a current non-Income Tax liability in the Company's and the Subsidiaries' Closing Balance Sheet as of the Closing Date. Buyer shall cause the Company and the Subsidiaries to pay all non-Income Taxes to which such non-Income Tax Returns relate for all periods after the Closing Date. The parties shall make available to each other copies of non-Income Tax Returns of the Companies and the Subsidiaries covering Tax periods ending before or including the Closing Date.

                   13.3.4 ALLOCATIONS. Seller shall include the income and deductions of the Company and the Subsidiaries (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-19,
                                or equivalent provisions of state or local law) on Seller's consolidated or combined federal, state or local Income Tax Returns for all periods through the Closing Date and shall pay any Taxes attributable thereto. In any case where any Tax Return covers a Tax period beginning before and ending after the Closing Date, the amount of Taxes allocable between Seller on one hand, and Buyer, the Company and the Subsidiaries on the other hand, shall be determined by closing the books of the Company and the Subsidiaries as of and including the Closing Date. If the allocation of an item of income, deduction or credit or non-Income Tax cannot be specifically allocated based on such closing of the books, such item shall be apportioned on a daily basis; provided, however, an appropriate adjustment shall be made with respect to the Danville property and other property to be transferred by the Company to Seller prior to the Closing Date. In case of the Taxes attributable to the Pre-Closing Period, Seller shall be liable for such Taxes except to the extent such Taxes are accrued as a current Tax liability in the Closing Balance Sheet. In case of (i) the Taxes attributable to the portion of such Tax period following the Closing Date and (ii) the portion of Taxes so accrued as a current Tax liability, Buyer and the Company shall be jointly and severally liable for such Taxes.

         13.4      ALLOCATION OF INCOME TAX BENEFITS.

                   13.4.1 If any adjustments shall be made to any federal, state, local, or foreign Income Tax returns relating to the Company, the Subsidiaries or Seller for the Pre-Closing Period which result in any Income Tax detriment to Seller or any affiliate of Seller with respect to such period and any Income Tax benefit to the Company, the Subsidiaries, Buyer or any affiliate of Buyer for any period ending after the Closing Date, Seller shall be entitled to the benefit of such Income Tax benefit as and when actually realized by the Buyer to the extent of the related Income Tax detriment, and Buyer shall or shall cause the Company and the Subsidiaries to pay to Seller such amount.

                   13.4.2 If any adjustment shall be made to any federal, state, local, or foreign Income Tax returns relating to the Company or any Subsidiary for any Tax period ending after the Pre-Closing Period which result in any Income Tax detriment to Buyer, the Company, any Subsidiary or any affiliate of Buyer with respect to such period and any Income Tax benefit to Seller or any affiliate of Seller for any Pre-Closing Period, Buyer shall be entitled to the benefit of such Income Tax Benefits as and when actually realized by the Seller to the extent of the related Income Tax detriment. Seller shall pay to Buyer such amount.

         13.5 TAX INDEMNITY. Seller shall be liable for, and agrees to indemnify, defend and hold harmless each of the Buyer and the Company and the Subsidiaries from and against all Taxes (and all related costs and expenses) imposed on the Company or the Subsidiaries in respect to the Pre-Closing Period, except to the extent accrued as a current Tax liability on the Closing Balance Sheet. For purposes of determining such Taxes, the principles of
                   Section 13.3.4 hereof shall apply.

         13.6 REFUNDS. Any refunds of Taxes received by the Company or any Subsidiary attributable to the periods through or including the Closing Date shall be for the benefit of Seller. Buyer shall or shall cause the Company to pay to Seller or its order any such refunds within ten (10) days of receipt thereof. Any refunds of Taxes received by the Seller attributable to periods beginning after the Closing Date shall be for the benefit of the Buyer. Seller shall pay to Buyer or its order any such refunds within ten (10) days of receipt thereof.

         13.7 COOPERATION. After the Closing Date, Seller and Buyer shall make available to the other, free of charge, cost or expense and as reasonably requested, all information, records or documents reasonably relevant to Tax liabilities or potential Tax liabilities of the Company or the Subsidiaries for all periods prior to or including the Closing Date (or any matter, transaction or event occurring on or before the Closing Date that may affect such a Tax liability) and each such person shall preserve all such available information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Each such person shall provide, free of charge, cost or expense, the other(s) with all available information and documentation reasonably necessary to comply with all Tax audit information requests or inquiries made of any such periods relevant to such Tax liabilities or potential Tax liabilities (or any matter, transaction or event occurring on or before the Closing date that reasonably may affect such a Tax liability). Any information obtained pursuant to this Section 13.7 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

         13.8 TAX AUDITS. With respect to any Pre-Closing Period, Buyer shall promptly notify Seller in writing upon receipt by Buyer, any affiliate of Buyer, the

                   Company, or any Subsidiary and Seller shall promptly notify Buyer in writing upon receipt by Seller or any affiliate of Seller, of notice of any pending or threatened federal,state, local or foreign Tax audits, examinations or assessments of the Company or any Subsidiary (other than consolidated or combined Income Tax audits, examinations or assessments), so long as Pre-Closing Period Taxable years remain open. Seller shall have the sole right to represent the Company, the Subsidiaries and their predecessors in any Tax audit or administrative or court proceeding relating to the Pre-Closing Period, and to employ counsel of its choice at its expense, from and after the date on which the Seller confirms in writing that it is obligated hereunder to indemnify the Buyer, the Company, and/or a Subsidiary, as applicable with respect to the Taxes subject to such audit, examination, or assessment; provided, that:

                   (a) Buyer may participate at its sole cost and expense therein, but only with respect to issues directly related to a Pre-Closing Period Tax liability (other than a federal Income Tax liability or a state Income Tax liability to a state with respect to which a Section 338(h)(10) Joint Election was made hereunder) as to which such indemnification applies (a "Covered Issue");

                   (b) Seller shall not enter into any compromise or agreement (a "Settlement") with respect to any such Covered Issue without providing the Buyer with a written description of the proposed terms and conditions thereof (the "Settlement Proposal") and without the prior written consent of the Buyer (which consent will not unreasonably be withheld) if such Settlement would have an adverse effect on Buyer, the Company, or any Subsidiary (after giving effect to Seller's indemnification obligations hereunder and its obligations under Section 13.4) (an "Adverse Tax Effect");





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

                   (c) For purposes of clause (b), consent will be treated as reasonably withheld by Buyer as to any Covered Issue if the Settlement Proposal is based on a trade-off where decreased Tax detriments (or increased Tax benefits) for Pre-Closing Periods would result in an increase in Adverse Tax Effects, or vice versa; and

                   (d) Where consent to Settlement of one or more Covered Issues is withheld by Buyer pursuant to clause (b) above, other than in cases described in clause (c) above, (i) Buyer may continue to initiate (and control the handling, disposition, or settlement of) any further proceedings solely with respect to such Covered Issues at its own cost and expense (the parties agree that Seller shall continue to control the handling, disposition or settlement of all other issues), and (ii) the indemnification liability of the Seller under Section 13.5 hereof in respect to those Covered Issues shall not exceed the liability that would have resulted from Seller's proposed Settlement as set forth in the Settlement Proposal.

         13.9 BUYER'S TAXES. Buyer shall pay, or cause to be paid, and shall indemnify and defend Seller and its affiliates against and hold them harmless from any liability for Taxes for Tax periods of the Company or any Subsidiary beginning, and portions of Tax periods occurring after the Closing Date, including, without limitation, any such liability with respect to operations of the Company and the Subsidiaries and dispositions of assets by any of them after the Closing Date. For purposes of such Taxes, the principles of Section
                   13.3.4 hereof shall apply.

         14. MISCELLANEOUS. The following miscellaneous provisions shall apply to this Agreement:

         14.1 NOTICES. All notices, correspondence, requests, instructions, and other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile telecopier following within 24 hours by confirmation by one of the forgoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the other party for the purpose pursuant to this section):

                   (a)          If to Seller:

                                Valmont Industries, Inc.
                                240 Guarantee Centre
                                8805 Indian Hills Drive
                                Omaha, Nebraska  68114
                                Attention;  Vice President and Chief
                                            Financial Officer
                                Telecopier No. (402) 343-0668

                                with a copy sent at the same time and by the same means to:

                                Roger W. Wells, Esq.
                                McGrath, North, Mullin & Kratz, P.C.
                                Suite 1400, One Central Parka Plaza
                                Omaha, Nebraska  68102
                                Telecopier No. (402) 341-0216

                   (b)          If to Buyer:

                                Chicago Miniature Lamp, Inc.
                                500 Chapman Street
                                Canton, Massachusetts  02021-2040
                                Attention: Frank Ward, Chief Executive Officer Telecopier No. (617) 828-2012
                                with a copy sent at the same time and by the same means to:

                                David L. Engel, Esq.
                                Bingham, Dana & Gould LLP
                                150 Federal Street
                                Boston, Massachusetts  02110
                                Telecopier No.  (617) 951-8736

         14.2 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, except by instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Either Seller or Buyer may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party to be performed or complied with. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         14.3 EXPENSES. Except as otherwise provided herein, whether or not this Agreement shall be consummated, Seller and Buyer shall each pay its own expenses incident to the preparation, execution and consummation of this Agreement.

         14.4 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         14.5 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware.

         14.6 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         14.7 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights or obligations hereunder shall be assignable or delegable by any party hereto without the prior written consent of the other party hereto, and any attempt to do so will be void, provided, that Buyer may assign its rights, but not delegate its obligations, hereunder to a wholly-owned subsidiary of Buyer.

         14.8 EFFECT OF HEADINGS. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

         14.9 EXHIBITS; DISCLOSURE SCHEDULE. All exhibits and disclosures referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.

         14.10 SEVERABILITY. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or other provisions of this Agreement in any other jurisdiction.

         14.11 CONSTRUCTION. For purposes of this Agreement, the phrases "Seller's knowledge" or "to the knowledge of Seller" mean the actual knowledge of Seller's executive officers after due inquiry of the persons listed on Exhibit 15.13. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself drafted same. It is hereby agreed that representatives of both parties have participated in the preparation hereof.

         14.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same agreement.

         14.13 PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement. Except as mutually agreed, neither Buyer nor Seller shall disclose (except as required by applicable law) the terms and conditions contained in this Agreement.

         14.14 RELEASE OF GUARANTIES; INDEMNIFICATION. Buyer shall use its best efforts to cause Seller to be released, as promptly as possible following the Closing, from all obligations and liabilities under or in respect of the Seller guaranties of the obligations of the company and/or the Subsidiaries described in Section 6.12 of the Disclosure Schedule as well as from all obligations and liabilities under or in respect of Seller serving as tenant under the Denton, Texas office lease, as also described in Section 6.12 of the Disclosure Schedule (collectively, the "Seller Guaranties"). Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all Damages related to or arising out of any failure by Buyer to have Seller released from the Seller Guaranties.

         14.15 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following respective meanings:

                   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. "lien" (or its plurals, "liens") means any and all liens, claims, mortgages, security interest, charges, encumbrances, and restrictions on transfer of any kind, except, in the case of references to securities, any of the same arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws.

                   "Person" means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


VALMONT INDUSTRIES, INC.                CHICAGO MINIATURE LAMP, INC.
a Delaware corporation                  an Oklahoma corporation


By:  Terry McClain                      By:  /s/  Frank M. Ward
   ----------------------------              ----------------------------------
Its:  VP & CFO.                         Its: CEO
    ---------------------------              ----------------------------------